UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Warner Bros. Discovery, Inc.

(Name of Registrant as Specified In Its Charter)

Paramount Skydance Corporation

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Pursuant to Rule 14a-12 under the

Securities and Exchange Act of 1934, as amended

Subject Company: Warner Bros. Discovery, Inc.

Commission File No.: 001-34177

Date: March 2, 2026

The following is a transcript of an investor presentation from Paramount Skydance Corporation presented on March 2, 2026

.................................................................... COPYRIGHT © 2026 S&P Global Marke t Intelligence, a division of S&P Globa l Inc. All rights reserved spglobal.com/marketintelligence Paramount Skydance Corporation NasdaqGS:PSKY M&A Call Monday, March 2, 2026 1:30 PM GMT CALL PARTICIPANTS 2 PRESENTATION 3 QUESTION AND ANSWER 8

PARAMOUNT SKYDANCE CORPORATION M&A CALL - PRELIMINARY COPY MAR 02, 2026

Call Participants

EXECUTIVES

Andrew M. Gordon
Former Partner
Redbird Capital Partners Management LLC

David Ellison
Chairman & CEO
Paramount Skydance Corporation

Dennis K. Cinelli
Chief Financial Officer
Paramount Skydance Corporation

Kevin Creighton
EVP of Corporate Finance & Investor Relations
Paramount Skydance Corporation

ANALYSTS

Brent Matthew Penter
Raymond James & Associates, Inc., Research Division

Bryan D. Kraft
Deutsche Bank AG, Research Division

Craig Anthony Huber
Huber Research Partners, LLC

David Carl Joyce
Seaport Research Partners

John Christopher Hodulik
UBS Investment Bank, Research Division

Michael C. Morris
Guggenheim Securities, LLC, Research Division

Peter Lawler Supino
Wolfe Research, LLC

Richard Scott Greenfield
LightShed Partners, LLC

Robert S. Fishman
MoffettNathanson LLC

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PARAMOUNT SKYDANCE CORPORATION M&A CALL - PRELIMINARY COPY MAR 02, 2026

Presentation

Operator

Good morning. My name is Claire, and I'll be the conference operator for today. At this time, I would like to welcome everyone to the call to discuss Paramount's acquisition of Warner Bros. Discovery. [Operator Instructions]

I would now like to turn the call over to Kevin Creighton, Paramount's EVP of Corporate Finance and Investor Relations. You may now begin your call.

Kevin Creighton
EVP of Corporate Finance & Investor Relations

Good morning, and thank you all for joining us. I know it's special early for those of you on the West Coast. Today, we'll be discussing Paramount's agreement to acquire Warner Bros. Discovery. I'm Kevin Creighton, EVP of Corporate Finance, Investor Relations.

With me today is our Chairman and Chief Executive Officer, David Ellison, our Chief Strategy and Operating Officer, Andy Gordon; and our Chief Financial Officer, Dennis Cinelli.

As a reminder, we will be making forward-looking statements today. The forward-looking statements include statements concerning a merger agreement between Paramount and Warner Bros. Discovery, including with respect to the expected timing of the transaction's completion and the effects thereof. All forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause Paramount's actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements.

The slides we'll present will be posted to our website after the call.

With that, I'll turn it over to David.

David Ellison
Chairman & CEO

Hello, everyone. Thanks for joining us this morning.

Before we begin, I did want to acknowledge the events ongoing in the Middle East. We are hopeful for a swift path to peace and our thoughts are with the people in the region as well as with our brave servicemen and women in harm's way and their families.

We're here today to announce our definitive agreement to acquire 100% of Warner Bros. Discovery. We're pleased we were able to reach this resolution with the WBD Board and management team and believe this will be a transformational combination for the industry, pro-Hollywood, pro-consumer, pro-competition.

As you know, the terms of the agreement are $31 per share in cash, valuing Warner Brothers Discovery at approximately $81 billion of equity value and $110 billion of enterprise value. This transaction marks a defining moment for both companies, and we are incredibly excited about what it means for Paramount, Warner Bros. Discovery and for the broader industry going forward.

By uniting our iconic studios, complementary streaming platforms with a global footprint, our cable and linear networks and our world-class IP, we have the opportunity to help shape the future and build a next-generation media and entertainment company. This has been our goal since day 1. This is not about consolidation. It's about reinventing the business. We want to expand our reach and enhance our ability to create the world's most compelling stories and experiences. And we're incredibly excited about this transaction, and it will accelerate that ambition.

With this in mind and to better understand the opportunities ahead, we will now walk you through the transaction and its key strategic and financial components.

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Let me start by saying, as a producer and lifelong fan of film and television, I firmly believe that visual storytelling is one of the most vital art forms that we have, and we saw this as an extraordinary opportunity to bring together these 2 legendary companies with a combined 200-plus years of storytelling between them. It isn't just about the legacy of these storied studios. It's about building the next chapter of what stories can be and who they can reach.

Ultimately, this combination will enable us to better compete in today's rapidly evolving entertainment marketplace where storytelling, combined with world-class technological expertise is essential in driving value creation for consumers, creatives and shareholders.

This transaction will deliver benefits across 3 key pillars. First, the combined company will expand the creative capabilities of both Paramount and Warner Bros. Discovery, producing a consistent pipeline of high-quality content across its platforms and third-party distributors. Our aim is to build on the rich storytelling legacy of both studios to become the premier destination for the industry's leading creative voices and help realize their visions. Second, by bringing Paramount and Warner Bros. Discovery together and uniting our direct-to-consumer businesses, we have an opportunity to reach more audiences and compete effectively with the leading streaming services. And finally, with a presence in over 200 countries and territories worldwide with our portfolio of cable and free-to-air networks, including CBS, CNN, TBS, TNT, Food Network, HGTV, MTV, Cartoon Network, Adult Swim and Discovery Channel, we will provide more opportunities for global distribution and local production.

Our combined company will be home to many of the greatest, most recognizable and beloved franchises in the world, from Harry Potter to Top Gun, Star Trek to Looney Tunes, Game of Thrones to Yellowstone. This represents tremendous opportunity, and we fully intend to invest in the creative engines of both studios, making them the most sought-after destination for the industry's leading creative talent.

As we have said consistently, we are committed to delivering a broad pipeline of high-quality storytelling, including 15 theatrical films per year per studio for a total of at least 30 films annually. We've already demonstrated our ability to increase output with 15-plus films currently dated for 2026, up from 8 releases in 2025 when Paramount combined with Skydance. At the same time, Warner Bros. Pictures delivered a powerhouse slate last year with Superman, Minecraft and Sinners, propelling the studio fast $4 billion in box office. We've also echoed our commitment to a minimum 45-day window globally before films become available on PVOD. And we will continue to adhere to specific window in regimes in geographies we operate in worldwide.

HBO is a crown jewel in this business, having brought to life some of the most powerful stories told over generations. And under our ownership, they will continue to have the resources and independence to do what it does best. At the same time, we believe in licensing our content to other platforms and producing third-party content in our television studios, and we are committed to growing our studios and the popular shows they create.

DTC growth will be essential to the success of the combined company to enhance competition and deliver viewers a truly compelling offering we will combine the streaming portfolios of the 2 companies into one stronger platform over the coming years. Across the 2 platforms, there are over 200 million DTC subscribers today in more than 100 countries and territories worldwide, positioning us to compete effectively with the leading streaming services in today's marketplace. Our offering is powered by a complementary portfolio of fan favorite series and franchises, premium sports and trusted news brands. We are confident that by coupling these offerings, along with significant investment in technology and innovation, we can provide consumers significant value in a compelling and engaging platform.

Additionally, we will continue partnering with third-party producers around the world, investing in the most compelling creative voices and empowering them to bring their distinctive, high-quality stories to life. By supporting productions within local markets, we not only strengthened regional creative ecosystems, but also deliver authentic, culturally-resonant storytelling that captivates audiences and excites our subscribers worldwide.

By combining our linear businesses, we will expect to boost cash flow, drive efficiencies and help manage market pressures. The unified platform will offer advertisers more compelling and impactful

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opportunities, including in marquee U.S. and international sports leagues and events like the NFL, UFC and internationally, the home of the Olympics.

Our linear portfolio is well diversified with a global footprint. And ultimately, we believe that these assets together will create more value for the ecosystem and for shareholders. And as we mentioned previously for Paramount, we believe that many of our linear channels have incredible brands that can be reinvigorated for a streaming and digital world.

Bottom line, this combination is pro-competition, pro-consumer and pro-creative community. We want to give audiences and consumers more of what they want and we want to enable the industry's leading creative talent to do their best work and have it shared with the broadest possible audience globally. This transaction will ultimately create a stronger Hollywood and global production ecosystem, one that expands consumer choice and unlocks opportunities for creative talent. It will deliver exceptional storytelling, powered by a broad portfolio of IP and bring those stories to audiences in more innovative and engaging ways through the advances in technology. And we're confident that at the same time, it will generate meaningful long-term value for shareholders.

I will now turn it over to Andy to walk through an overview of the transaction.

Andrew M. Gordon
Former Partner

Thank you, David. As discussed at the top of the call, Paramount will acquire 100% of Warner Bros. Discovery for $31 per share in cash, valuing the company at $81 billion in equity value and $110 billion in enterprise value. The merger has been unanimously approved by the Boards of Directors of both companies and its completion is subject to customary closing conditions, including regulatory clearances and approval by the Warner Bros. Discovery shareholders, with the vote expected in the spring of 2026.

The transaction is funded by $47 billion in a new equity investment fully backed by the Ellison Family and RedBird Capital Partners. The new equity will be priced at $16.02 per share. I'll dive deeper into that in a moment.

The transaction is also backed by $54 billion in debt commitments from the Bank of America, Citigroup and Apollo. This includes $39 billion of new debt and then another $15 billion to refinance Warner Bros. Discovery's existing bridge facility. The $54 billion excludes our $3.5 billion credit facility, which is also being bridged by the same banks. We expect the pro forma company to have approximately $79 billion at closing of net debt, which we'll also dive into in a few minutes.

We have already funded the $2.8 billion termination fee as of last Friday, payable to Netflix under Warner Bros. Discovery's prior merger agreement. On the closing timeline, we expect to close in the third quarter of 2026. In the event this is delayed, Warner Bros. Discovery shareholders will receive $0.25 per share ticking fee for each quarter until closing, starting after September 30, 2026.

We have already made significant progress in securing regulatory clearances globally prior to the signing of our merger agreement. In the United States, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has expired, and there is no statutory impediments to close in the United States. We initiated prenotification discussions with the European Commission already. And as an example of our progress, Germany and Slovenia have already given their approval to proceed. We look forward to working with the remaining regulators across the world over the coming months.

As I mentioned on the prior slide, the Ellison Family and RedBird Capital Partners will purchase new shares of Class B Paramount stock issued at a price of $16.02 per share. The terms of this equity investment were decided by a special committee of Paramount's Board comprised of independent directors who are represented by independent legal and financial advisers. As part of our capital raise, existing Paramount shareholders will have the opportunity to participate in a rights offering of Class B Paramount stock alongside an incremental to the $47 billion of new equity investment at the same price and on the same terms. The rights offering is expected to occur near to the closing date and more details will be forthcoming.

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Before we get into the transaction valuation and our outlook for the business, I want to take a minute to give some context on our synergy target. As we've said previously, we expect to realize $6 billion plus in synergies within 3 years of closing. At Paramount, we're well on our way to delivering on our transformation, and we are using a similar plan here, though, obviously, on a larger scale.

It's important to note that the majority of our synergy target comes from nonlabor sources. Among the efficiencies we have identified, none of which we expect to include a reduction in production capacity, include consolidating our streaming technology stacks and cloud providers, including P+ and HBO Max, realizing global efficiencies in procurement and business services, optimizing the combined real estate footprint and the broader corporate overhead, driving efficiencies in marketing, optimizing spending on agencies and tooling and also migrating the combined company to a single enterprise resource planning, otherwise known as ERP system and combining other IT systems across the company. Again, these are just a few examples of where we believe we will find meaningful efficiencies as we unite these storage companies, working together as a team to achieve these results.

Finally, before we move on, I want to note that while we expect significant efficiencies and for that $6 billion to ultimately fall to the bottom line, it's important to note that we are positioning the business for investment in growth in addition to reducing debt over the near term.

Okay. So we'll touch briefly on the transaction valuation and leverage outlook. The transaction values Warner Bros. Discovery at 7.5x 2026 EBITDA on a fully synergized basis. On the leverage side, we expect to have a net debt-to-EBITDA of 4.3x on a synergized basis at close, inclusive of $79 billion of net debt. Based on our pro forma plan, we have a clear path to quickly achieving an approximate 3x leverage ratio within 3 years of closing, which will position us well with a healthy balance sheet and investment-grade credit metrics.

Touching on the sources and uses in the transaction and pro forma capitalization, a few notes. Our capital structure ensures we will hold a minimum of $5 billion in cash on our balance sheet at deal completion and accounts for all the commitments we have made to Warner Bros. Discovery as part of our merger agreement, including the $2.8 billion transaction termination fee already paid to Netflix, refinancing Warner Bros. Discovery's $15 billion bridge loan and rolling over $14 billion in additional Warner Bros. Discovery net debt.

Now let me turn this over to Dennis, who will touch on our pro forma financials and outlook.

Dennis K. Cinelli
Chief Financial Officer

Thanks, Andy. We will quickly touch on the pro forma financials.

Amid a fast-evolving entertainment landscape this unification will put us in a much stronger financial footing to capitalize on the growth opportunities ahead. Across both companies, we expect $69 billion in estimated 2026 pro forma revenue, $18 billion in estimated 2026 EBITDA, which is inclusive of 100% of our expected $6 billion plus of synergies. This gives us a strong base to drive growth and profitability as we reinvent the business for the future.

I will now touch briefly on our medium-term financial targets. Given the strategic levers and operating plans David and Andy spoke to, we feel confident in the path towards these financial targets. Of course, as things progress, we'll give more details on our outlook. But for now, we wanted to give some visibility into how we're thinking about a few of our key metrics, specifically revenue, margins and cash conversion.

On the revenue side, we expect to see mid-single-digit CAGR for the total company revenue, driven by the growth in our direct-to-consumer and Studio businesses. As for linear, we are in the business today, and we have taken a conservative approach to the ongoing linear declines over the coming years. As for margins, while we won't give explicit guidance, we do think the company will be a mid-20% margin company by 2030. That reflects disciplined management of linear businesses relative to the market trends, continued investment in and growth of our Studios businesses, and the meaningful scaling of streaming alongside increasing profitability. Our synergies will impact our profitability and not simply mask revenue declines.

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PARAMOUNT SKYDANCE CORPORATION M&A CALL - PRELIMINARY COPY MAR 02, 2026

And finally, as we've said many times, as owner operators of this business, we are very focused on free cash flow conversion. And our expectation is that we'll see over $10 billion in free cash flow, with approximately 50% free cash flow conversion by 2030. And continue to close the gap from there.

Now let me hand it back to David for some closing thoughts.

David Ellison
Chairman & CEO

Thanks, Dennis. The combination of these 2 iconic companies and their world-class teams represents a unique and thrilling moment for the global media and entertainment industry.

We're bringing together 2 of the most respected and storied names in Hollywood. And in doing so, we have the opportunity to tell even more great stories and share them with a broader global audience, while at the same time, creating long-term value for our shareholders, and we couldn't be more excited for all that's ahead.

And with that, we're excited to get into your questions.

Kevin Creighton
EVP of Corporate Finance & Investor Relations
Thanks, David. Okay, operator, we'll now go ahead and open up the line for questions.

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PARAMOUNT SKYDANCE CORPORATION M&A CALL - PRELIMINARY COPY MAR 02, 2026

Question and Answer

Operator

[Operator Instructions] Our first question comes from John Hodulik from UBS.

John Christopher Hodulik
UBS Investment Bank, Research Division

Can we just follow up on the comments you guys made on DTC talking about coupling the services. Any color on whether you're not -- you expect to eventually combine those 2 services into 1 service and over what timeframe? And then similarly, you talked about the technology harmonization. What are the steps or the timing on sort of getting the entire sort of DTC business on 1 IT platform.

David Ellison
Chairman & CEO

Yes. No, thank you so much for the question. As we said, we do plan to put the 2 services together, which today gives us a little over 200 million direct-to-consumer subscribers. We think that really positions us to compete with the leaders in the space. At Paramount, by middle of this year, we'll have competed -- sorry, completed the consolidation of our 3 services under one unified stack. And you can see us taking a similar approach to basically this platform going forward. And we think the combined offering, given the amount of content and what we can do from the tech side, really will put us in a position to be able to compete with the most scaled players in DTC.

Kevin Creighton
EVP of Corporate Finance & Investor Relations

Great. Thank you. Operator, next question.

Operator

Our next question comes from Michael Morris from Guggenheim.

Michael C. Morris
Guggenheim Securities, LLC, Research Division

Wanted to ask you about the legacy network portfolio that you will now control. It's certainly a robust collection of those networks. And so -- and it's pretty significant portion of your combined economics, especially on the revenue side. Can you talk a bit about the plan there going forward? How do those look in terms of operations? Are there strategic things that you plan to do to maximize the value?

David Ellison
Chairman & CEO

Yes. No, absolutely. So as we said, I think by putting basically the combined linear businesses together, it gives us an incredible footprint across both content and sports. There's -- it also gives us the operational efficiencies we believe, to keep those businesses healthier for significantly longer than they would be on a stand-alone basis, which will be good for jobs, will be good for free cash flow.

And we also, as the -- and the approach we've taken in Paramount, there are incredible brands across the combined linear portfolio that we really do believe in being able to transition to a digital future and really, we can then meet people where they are, right, where if you want to have the choice to access it on the linear platform, you can do that. If you want to access those brands in the streaming ecosystem, you can do that and believe that the combination of that will ultimately keep the portfolio healthier and prolong the life for longer than they would as stand-alone businesses.

Andy, anything you want to add on that?

Andrew M. Gordon

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Former Partner

Michael, on the question of strategic actions contemplated. We, like, at Paramount, believe in the assets we're buying, and there's no plans to divest or spin off a package of cable assets at this time. And in particular, we actually think given the brands that Warner Bros. is bringing to Paramount, we have a lot of opportunities to think about all the different aspects of what they can do, both on the linear side and the digital side that David already talked about. So that's our plan right now.

Kevin Creighton
EVP of Corporate Finance & Investor Relations

Thank you, Mike. Appreciate it. Operator, next question, please.

Operator

Our next question comes from Robert Fishman from [Towers].

Robert S. Fishman
MoffettNathanson LLC

I want to know, how does Warner Bros. and HBO IP help accelerate your growth that you wouldn't be able to have achieved on your own, with your own franchises and IP that we started to discuss last week on your earnings call. And as part of the increased bid since where you started the process, I'm just curious how much value do you ascribe to the Warner Bros. and HBO libraries?

David Ellison
Chairman & CEO

Yes. No. So look, we think that basically the combination of these 2 companies really puts us in a position to be able to compete with all the leading players in the space. By bringing these 2 companies together, we have 15,000 basically films and thousands of television episodes. It's an iconic portfolio of franchises from Harry Potter, Lord of the Rings, the DC Universe, Game of Thrones, Mission Impossible, Top Gun, Transformers, SpongeBob, Star Trek, I think is incredibly powerful.

The combined DTC platforms is basically 200 million subscribers at close. To contextualize, it's roughly the size of Disney rights, obviously, competitive with Amazon, competitive with Netflix. So we really do think that, that really positions us to be one of the leading competitors in the DTC space and really accelerates our growth there and achieving scale in DTC. We've talked about it since the beginning of the new Paramount Skydance as one of our primary goals for the business.

I think when you look at the sports portfolio, we'll have the NFL, Olympics, UFC, PGA Tour, all of March Madness, Champions League. It's an incredibly robust basically platform. And we think the combination of that will position us really well for competition. So we do think that there is a significant value in putting these 2 businesses together.

From a value standpoint, our bid was at $30 a share basically December 4 of last year, we have been consistent, and we think we have been offering greater value, certainty and speed to close we only increased our bid from a value perspective by $1 between basically the December 4 date and the deal that we're very grateful the Board ultimately ended up accepting. And again, our viewpoint is really on building long-term shareholder value, and we believe that this transaction positions us well to do exactly that.

Kevin Creighton
EVP of Corporate Finance & Investor Relations

Great. Thanks, Robert. Operator, next question, please.

Operator

Our next question comes from Rich Greenfield from LightShed Partners.

Richard Scott Greenfield

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LightShed Partners, LLC

You made a comment about not having interest in selling off a portfolio of cable networks or not doing, I guess, [of] Versant. But I guess as you look across the combined portfolios, are there any assets that you sort of look at and go those are noncore to the company that could be used to reduce leverage.

And then just a big picture question. As you did this huge deal with UFC, I think you've already had 2 fights or 2 fight nights play out. I'm curious whether your contracts contemplated having Warner Bros. Can you use that content across HBO, TNT Sports? What type of flexibility do you have? And maybe this is just a good opportunity, should we assume that even if you combine the services, Paramount+ and HBO Max, will there still be a premium version of HBO that still keeps sort of a premium level status?

David Ellison
Chairman & CEO

Rich, it's a great question. And so for the first part, no, very simply, we have no divestitures planned at this time. So just take that one, that's our answer there.

In regards to the UFC, what I would say is we did future-proof the deal, so we do have the flexibility. We have the ability with the UFC to ensure that by bringing the streaming services together, it can be available across both platforms. We have basically flexibility to be able to put those on -- some of the fights on both our broadcast network as we're doing in one of the upcoming fights. We also have flexibility to have some of those events on TNT. So I think we do create the -- we have the flexibility in that deal to really maximize value and also really maximize reach for our incredible partners at TKO.

And look, while we won't get into any personnel conversations, I hope understandably, Casey and his team do an absolutely remarkable job at HBO. And as we said, we do plan for that to be able to operate with independence so that HBO can candidly do what it does incredibly well. And our viewpoint is HBO should stay HBO. And they built a phenomenal brand. They are a leader in the space, and we just want them to continue doing more of it. But by bringing the platforms together all of our content will be able to reach even a broader audience than we can do stand-alone.

Richard Scott Greenfield
LightShed Partners, LLC

David, what's your favorite HBO show of all time?

David Ellison
Chairman & CEO

I mean, I say, it's hard not to say Game of Thrones.

Richard Scott Greenfield
LightShed Partners, LLC

I'll throw in Sopranos.

David Ellison
Chairman & CEO

Yes, that's good too. There's a lot, Rich. It's a long list.

Richard Scott Greenfield
LightShed Partners, LLC

I just wanted to know your favorite. That's all.

Kevin Creighton
EVP of Corporate Finance & Investor Relations

Operator, next question, please?

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PARAMOUNT SKYDANCE CORPORATION M&A CALL - PRELIMINARY COPY MAR 02, 2026

Operator

Our next question comes from Peter Supino from [Paramount].

Peter Lawler Supino
Wolfe Research, LLC

It would be exciting to be at Paramount right now. This is Peter Supino from Wolfe Research. There's a lot [of hammering] in the film and TV business about the share of broader consumer attention paid to film and television as a category. So my question is how important is engagement growth to your team as a metric of success. And if it's important, how do you plan to factor that into managing the company and communicating with financial markets about it?

David Ellison
Chairman & CEO

Yes. So I think you have to break that question up into a couple of pieces, right? I mean when you look at basically the theatrical space, which is something we deeply, deeply believe in, Large franchises and big pieces of intellectual property are launched in theaters period. I'll say I personally learned this lesson, both of these films I'm incredibly proud of -- in 2022, we basically -- we had the largest theatrical box office film. We were the first or second with Top Gun: Maverick, which became a cultural phenomenon, grossed $1.5 billion at the box office. And really, I think, is something that resonated culturally that year.

At the same time, we released The Adam Project that summer on Netflix, which at the time of its release was the most successful film in Netflix in the time, previewed incredibly well with audiences but really did have a different cultural resonance, basically, perspective in terms of how films obviously resonate on streaming versus what they do theatrically. It's why we said from day 1 when we acquired Paramount that we weren't going to be in the business of making movies directly for streaming. We really believe that movie should be seen in theaters. And we still believe that's one of the most significant places that you can really create long-term resident intellectual property.

Television is a completely different business in that regard. You can obviously pierce the zeitgeist and put huge hits up on the direct-to-consumer platform. But when it comes to the DTC business, engagement is absolutely key to obviously success there. So you have to look at what drives engagement. It's really more unbelievable content that the audience wants to engage in. By combining these incredible, obviously, studios and platforms, we're delivering the audience more of what they want from a content perspective. And then it's also significantly improving the basically tech product to obviously keep people engaged with that platform for longer.

So engagement is a key metric that we're going to look at, and we are going to continue to invest in both our -- the incredible content offering that this company will create and produce as well as in a tech product that can really compete with the best that's coming out of Silicon Valley and the industry leaders in the space.

Andrew M. Gordon
Former Partner

Yes. I would just add on sort of what we might -- may or may not disclose. I think it's too early to sort of have that conversation. I do think that you'll see the results over the course of the next several years, sort of embody what David just talked about relative to engagement and reduction in churn, which you'll see in the increase in revenues from DTC and the expansion margin over time.

Kevin Creighton
EVP of Corporate Finance & Investor Relations

All right. Thanks for the question, Peter. Operator, we'll go to the next question, please.

Operator

Our next question comes from Rick Prentiss from Raymond James.

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Brent Matthew Penter
Raymond James & Associates, Inc., Research Division

This is Brent Penter on for Rick Prentiss. I just want to hit on timing, what precedents are out there transactions maybe of this size and scope that gives you the confidence that this deal can close in Q3 '26? And then relatedly, we have negotiations coming up with writers, actors, directors, any impact on the timing of the deal related -- do those negotiations taking place at the same time or vice versa, could there be any effect on those discussions with the guilds that this deal might have?

David Ellison
Chairman & CEO

So look, in terms of basically our confidence in closing the timeline, we are absolutely confident that we can meet basically timing that we've outlined. To summarize, as we've said, the HSR waiting period has expired. Obviously, domestically, which means that there is no reason if we had cleared globally why we couldn't close in the U.S. today legally.

We've been engaging with regulators around the world. And the combination does not come close to hitting any of the metrics that would be problematic from that standpoint. We will work incredibly collaboratively with regulators to ensure that we get a quick path to closing and are confident in our ability to achieve that goal. And in regards to the union negotiations with our ongoing, we do view those as obviously separate from the speed of the transaction closing. But with that said, we're not going to comment on ongoing negotiations.

Operator

Our next question comes from David Joyce from Seaport Research Partners.

David Carl Joyce
Seaport Research Partners

I was wondering about the array of sports rights in the portfolio on a pro forma basis. Have any of the regulatory bodies around the world expressed any concern about that sort of concentration?

David Ellison
Chairman & CEO

What I would say is there has been none of that expressed to us at this time. And I think if you look at peers like ESPN and others, you won't see anything that's obviously further consolidated or out of line with other industry leaders in the space.

Andrew M. Gordon
Former Partner

I would just add on that. There are a number of sports rights that are actually not exclusive to our combined networks that also are distributed across other platforms globally.

Kevin Creighton
EVP of Corporate Finance & Investor Relations

Thank you, David. Appreciate the question this morning. Operator, next question, please.

Operator

Our next question comes from Craig Huber from Huber Research Partners.

Craig Anthony Huber
Huber Research Partners, LLC

I thought it was interesting. You said you have no intention here of cutting your production content spend. Maybe you could touch on that a little bit. And also talk about AI, if you would, a little bit, how that comes

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PARAMOUNT SKYDANCE CORPORATION M&A CALL - PRELIMINARY COPY MAR 02, 2026

into being here with the 2 combined companies here from a cost efficiency standpoint, but also maybe how to help the top line as well.

David Ellison
Chairman & CEO

Yes. No, absolutely. As we said, we have no intention to pull back on production. We obviously intend to make 30 movies a year, basically 15 films from Paramount, 15 films from Warner Bros. Additionally, when you look at the overall landscape, when you put these 2 services together, we'll be at 200 million subscribers, the market leader at Netflix is 325 million subscribers based on their last earnings call. So we obviously -- we have all of the economic incentives to make sure that we grow this business and are going to invest in content to basically achieve those goals.

So from that standpoint, that's really how we're going to operate. In regards to artificial intelligence, I talked about this a little bit on the last earnings call, I do believe that it's going to be a transformative technology in the space. But first and foremost, we are a content company. We are a storytelling company, and we really do look at AI as a tool for artists and really want to develop it basically through that lens.

Do I -- I also am somebody who has tremendous optimism about the creative unlock in terms of what it can do in the hands of some of the greatest and emerging filmmakers in the world. But from that standpoint, everything we look at will really be as a tool for the artist never as a replacement for storytellers, never as a replacement for filmmakers really in support of their visions and what they look to achieve.

Dennis, anything you want to add on that?

Dennis K. Cinelli
Chief Financial Officer

Yes. I would just say, I mean, we talked about our medium-term goals. And so when you think about our overall investment that David has outlined, I think that's contemplated, right? We expect to see content grow, help our grow our DTC business, help us grow the Studios business. And then when you put that growth plus realizing the synergies we talked about together, that's where we get to the $10 [billion] plus annually in free cash flow by 2030. And so we really think about growing this business and invest in this business, as David and Andy outlined.

David Ellison
Chairman & CEO

And last thing I'll add to that, just one of the areas you will see us invest in this space is really in the engineering talent. As we talked about on our last earnings call, we do plan to 10x the head count in terms of how much we invest into that space. which we do think will position us well for really being able to be a driver in this category. But again, really in support of the creative community that we're very fortunate to work with every day.

Bryan D. Kraft
Deutsche Bank AG, Research Division

Right. Thank you, Craig, for the question. Thank you all for joining us this morning. We'll go ahead and wrap it here. But if you have any additional questions, please feel free to reach out to me or Logan, and we'll try and get back to you.

Operator
Thank you. This now concludes today's call. Thank you all for joining. You may now disconnect your lines.

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Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Warner Bros. Discovery, Inc. (“WBD”) by Paramount Skydance Corporation (“Paramount”). In connection with the proposed transaction, WBD intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including WBD’s proxy statement in preliminary and definitive form. INVESTORS AND STOCKHOLDERS OF WBD ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING WBD’S PROXY STATEMENT (WHEN IT IS AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and stockholders of WBD are or will be able to obtain these documents (when they are available) free of charge from the SEC’s website at www.sec.gov, or free of charge from WBD under the “SEC Filings” section of WBD’s website at https://ir.wbd.com

 Participants in the Solicitation

Paramount and WBD and certain of their respective directors and executive officers, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from security holders of WBD in connection with the proposed transaction. Information about the directors and executive officers of Paramount is set forth in its Current Reports on Form 8-K filed with the SEC on August 7, 2025, September 16, 2025 and January 14, 2026 and in its Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 25, 2026. Information about WBD’s directors and executive officers is available in its definitive proxy statement filed with the SEC on April 23, 2025, under the heading “Proposal 1: Election of Directors,” and in its Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 27, 2026, under the heading “Executive Officers of Warner Bros. Discovery, Inc.” To the extent holdings of WBD’s securities by its directors or executive officers has changed since the amounts set forth in such 2025 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3 or Statements of Changes of Beneficial Ownership of Securities on Form 4 filed with the SEC. Investors and stockholders of Paramount or WBD are or will be able to obtain these documents free of charge from the SEC’s website at www.sec.gov, from Paramount on Paramount’s website at https://ir.paramount.com/sec-filings/paramount, from WBD on WBD’s website at https://ir.wbd.com or on request from Paramount or WBD, as applicable. Additional information concerning the interests of WBD’s participants in the solicitation, which may, in some cases, be different than those of WBD’s stockholders generally, will be set forth in WBD’s proxy statement relating to the proposed transaction when it becomes available.

Cautionary Note Concerning Forward-Looking Statements

This communication contains “forward-looking statements” regarding the potential acquisition of WBD. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Paramount or WBD. Risks and uncertainties include, but are not limited to: the risk that the closing conditions for the acquisition will not be satisfied, including the risk that clearances under applicable antitrust or regulatory laws will not be obtained; uncertainty as to the percentage of WBD stockholders that will vote to approve the proposed transaction at the applicable WBD stockholder meeting; the possibility that the transaction will not be completed in the expected timeframe or at all; potential adverse effects to the businesses of Paramount or WBD during the pendency of the transaction, such as employee departures or distraction of management from business operations; the risk of stockholder litigation relating to the transaction, including resulting expense or delay; the potential that the expected benefits and opportunities of the acquisition, if completed, may not be realized or may take longer to realize than expected; risks related to Paramount’s streaming business; the adverse impact on Paramount’s advertising revenues as a result of changes in consumer behavior, advertising market conditions and deficiencies in audience measurement; risks related to operating in highly competitive and dynamic industries; the unpredictable nature of consumer behavior, as well as evolving technologies and distribution models; risks related to Paramount’s decisions to invest in new businesses, products, services and technologies, and the evolution of Paramount’s business strategy; the potential for loss of carriage or other reduction in, or the impact of negotiations for, the distribution of Paramount’s content; damage to Paramount’s reputation or brands; losses due to asset impairment charges for goodwill, content and long-lived assets, including finite-lived intangible assets; liabilities related to discontinued operations and former businesses; increasing scrutiny of, and evolving expectations for, sustainability initiatives; evolving business continuity, cybersecurity, privacy and data protection and similar risks; challenges in protecting and maintaining Paramount’s intellectual property rights; domestic and global political, economic and regulatory factors affecting Paramount’s businesses generally; the inability to hire or retain key employees or secure creative talent; disruptions to Paramount’s operations as a result of labor disputes; risks and costs associated with the integration of, and Paramount’s ability to integrate, the businesses of Paramount Global and Skydance Media, LLC successfully and to achieve anticipated synergies; litigation relating to the transactions contemplated by the transaction agreement entered into on July 7, 2024, between Paramount Global and Skydance Media, LLC, potentially resulting in substantial costs; volatility in the price of Paramount’s Class B common stock; the effect Paramount’s dual-class capital structure and the concentrated ownership may have on the price of its Class B common stock or business; risks related to a private sale of a controlling interest in Paramount, including that Paramount’s stockholders may not realize any change of control premium on shares of Paramount’s Class B common stock and that Paramount may become subject to the control of a presently unknown third party; risks associated with Paramount’s status as a “controlled company” under Nasdaq rules, including its exemption from certain corporate governance requirements; risks associated with the lack of voting rights of Paramount’s Class B common stock; risks that anti-takeover provisions in Paramount’s amended and restated certificate of incorporation (“Charter”) and amended and restated bylaws, and under Delaware law, could deter, delay, or prevent a change of control; risks that exclusive forum provisions in Paramount’s Charter could limit a stockholder’s choice of forum for certain claims and discourage lawsuits against Paramount’s directors and officers; risks that corporate opportunity provisions in Paramount’s Charter could permit certain persons to pursue competitive opportunities that might otherwise be available to Paramount; and risks associated with Paramount’s holding company structure, including its dependence on distributions from its subsidiaries to meet tax obligations and other cash requirements; A further list and description of these risks, uncertainties and other factors and the general risks associated with the respective businesses of Paramount and WBD can be found in Paramount’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 25, 2026, including in the sections captioned “Cautionary Note Concerning Forward-Looking Statements” and “Item 1A. Risk Factors,” and Paramount’s subsequent filings with the SEC, and WBD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 27, 2026, including in the section captioned “Item 1A. Risk Factors,” and WBD’s subsequent filings with the SEC. Copies of these filings, as well as subsequent filings, are available online at www.sec.gov, ir.wbd.com or on request from Paramount or WBD. Neither Paramount nor WBD undertakes to update any forward-looking statement as a result of new information or future events or developments, except as required by law.